SUMMARY OF PLAN OF REORGANIZATION AND
NOTICE OF COMBINED HEARING ON (A) DISCLOSURE STATEMENT
AND (B) CONFIRMATION OF PLAN OF REORGANIZATION AND RELATED MATTERS

Exhibit T3E.11

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF GEORGIA
AUGUSTA DIVISION

In re: MORRIS PUBLISHING GROUP, LLC, et al., Debtors.	Chapter 11 Case No. 10-10134 Jointly Administered

SUMMARY OF PLAN OF REORGANIZATION AND
NOTICE OF COMBINED HEARING ON (A) DISCLOSURE STATEMENT
AND (B) CONFIRMATION OF PLAN OF REORGANIZATION AND RELATED MATTERS

NOTICE IS HEREBY GIVEN as follows:

On January 19, 2010 (the “Petition Date”), the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Southern District of Georgia (the “Bankruptcy Court”) a proposed pre-packaged plan of reorganization (the “Plan”) and a proposed disclosure statement (the “Disclosure Statement”) pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). Copies of the Plan and the Disclosure Statement may be obtained upon request of the Debtors’ counsel at the address specified below and are on file with the Clerk of the Bankruptcy Court, Federal Justice Center, 600 James Brown Blvd., Augusta, Georgia 30901, where they are available for review between the hours of 8:00 a.m to 4:00 p.m (prevailing Eastern Time). The Plan and Disclosure Statement also are available for inspection on the Bankruptcy Court’s Internet site at www.gasb.uscourts.gov or free of charge on the Debtors’ Internet site at www.kccllc.net/morrispublishing.1

The Plan is a “prepackaged” plan of reorganization. The primary purpose of the Plan is to implement the restructuring of the Debtors’ capital structure based on the Debtors’ present and future operating prospects and to provide the Debtors with greater liquidity. Based on current projections, the funds available from the Debtors’ operations and other sources will not be sufficient to meet the Debtors’ debt service requirements or other obligations unless the restructuring is consummated. As a result, the Debtors’ Plan is intended to be a “balance sheet” restructuring and is not generally intended to affect the Debtors’ day-to-day operations. The Debtors believe that their restructuring will provide them with an appropriate capital structure in light of their projected opportunities and prospects.

1
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan or the Disclosure Statement, as applicable. The statements contained herein are summaries of the provisions contained in the Disclosure Statement and the Plan and do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred therein. To the extent there is a discrepancy between the terms herein and the Plan or Disclosure Statement, the Plan or Disclosure Statement, as applicable, shall govern and control. For a more detailed description of the Plan, please refer to the Disclosure Statement.

Exhibit T3E.11

The following chart summarizes the treatment provided by the Plan to each class of Claims and Interests and indicates the acceptance or rejections of the Plan by each class entitled to vote.

Class	Claims and Interests	Status	Accept/Reject	Treatment of Allowed Claims	Approximate Recovery
1	Other Priority Claims	Unimpaired	Deemed to Accept	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on the later of the Effective Date and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon as reasonably practicable thereafter.	100%
2	Tranche A Term Loan Claims	Unimpaired	Deemed to Accept	Tranche A Term Loan Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%
3	Tranche B Term Loan Claims	Unimpaired	Deemed to Accept	Tranche B Term Loan Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%
	Tranche C Term Loan Claims	Unimpaired	Deemed to Accept
In full and final satisfaction, settlement, release, and discharge of and in exchange for each Tranche C Term Loan Claim, each Holder of such Tranche C Term Loan Claim shall receive on the Effective Date, pursuant to the terms of the Escrow Agreement, which is expressly incorporated and made a part of the Plan, as applicable, (a) cancellation of Intercompany Debt (as such term is defined in the Escrow Agreement), (b) a promissory note from MPG Newspapers or (c) an increase in the equity of MPG Newspapers in Morris Publishing Group through the capital contribution contemplated by the Escrow Agreement.
					100%
5	Other Secured Claims	Unimpaired	Deemed to Accept	Except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%

Exhibit T3E.11

	Claims and Interests	Status	Accept/Reject	Treatment of Allowed Claims
6	Senior Notes Claims	Impaired	Entitled to Vote	In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Senior Notes Claim, each Holder of such Senior Notes Claim shall receive on or as soon as reasonably practicable after the Effective Date its Pro Rata share of 100% of the New Notes. The payment of the Ad Hoc Committee Advisors Claims in accordance with Article II.A of the Plan shall be in addition to, and shall not reduce amounts distributable under, Article III.B.6 of the Plan.	36%
7	General Unsecured Claims	Unimpaired	Deemed to Accept
Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each Holder of such Allowed General Unsecured Claim shall be paid, no earlier than the Effective Date, or earlier pursuant to Bankruptcy Court Order, in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such General Unsecured Claim.
					100%
8	Intercompany Interests	Unimpaired	Deemed to Accept	Intercompany Claims shall be (a) reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code at an aggregate cap of $500,000 and/or (b) satisfied in accordance with the terms of the Restructuring Support Agreement and Escrow Agreement, both of which are expressly incorporated herein and made a part of the Plan, as applicable.	100%
9	Interests in the Debtors	Unimpaired	Deemed to Accept	Although Interests in the Debtors shall not receive any distribution, Interests in the Debtors shall not be cancelled and, solely to implement the Plan, shall be addressed as set forth in section IV.I of the Plan.	100%

Exhibit T3E.11

DISCHARGE, INJUNCTIONS, EXCULPATION AND RELEASES

Please be advised that the Plan contains certain discharge, release, exculpation and injunction provisions as follows:

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction of a broad range of claims against the Debtors, regardless of whether the holder of such claim files a proof of claim or accepts the Plan. In addition, on the Effective Date of the Plan, the Debtors and a broad range of parties involved in the Debtors’ restructuring efforts will provide mutual and reciprocal releases to one another regarding a similarly broad range of claims (other than claims relating to acts or omissions constituting willful misconduct or gross negligence). These parties also will be released from any claims related to the Debtors’ restructuring efforts and acts or omissions related to the Plan and related documents. These releases will not, however, constitute a release of any claims or obligations arising after the filing of these chapter 11 cases or otherwise preserved by the terms of the Plan and related documents. Upon the effectiveness of the Plan, all parties will be permanently enjoined by order of the court from pursuing a broad range of remedies against the Debtors and other released parties on account of claims that have been released, discharged, settled or otherwise satisfied pursuant to the terms of the Plan and related documents.

THE SPECIFIC CLAIMS RELEASED AND THE SPECIFIC PARTIES ENTITLED TO THESE RELEASES ARE IDENTIFIED IN THE PLAN AND DISCLOSURE STATEMENT. YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN AND DISCLOSURE STATEMENT, INCLUDING THE DISCHARGE, RELEASE, EXCULPATION AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MAY BE AFFECTED.

HEARING ON CONFIRMATION OF THE PLAN
AND THE ADEQUACY OF THE DISCLOSURE STATEMENT

The hearing to consider the adequacy of the Disclosure Statement, any objections to the Disclosure Statement, confirmation of the Plan, any objections thereto, and any other matter that may properly come before the Court shall be held before the Honorable John S. Dalis, United States Bankruptcy Judge, in the United States Bankruptcy Court, Federal Justice Center, 600 James Brown Blvd., Augusta, GA 30901, on February 17, 2010 at 9:00 a.m. (prevailing Eastern Time) (the “Confirmation Hearing”). The Confirmation Hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date or dates in open court or at the Confirmation Hearing and which notice will be available on the electronic case filing docket.

Any objections (each, an “Objection”) to the Plan or the Disclosure Statement must: (a) be in writing; (b) comply with the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court; (c) state the name and address of the objecting party and the amount and nature of the claim or equity interest beneficially owned by such entity; and (d) state with particularity the legal and factual basis for such objections, and, if practicable, a proposed modification to the Plan or Disclosure Statement that would resolve such objection.

Exhibit T3E.11

Objections must be filed with the Bankruptcy Court and served so as to be actually received no later than February 10, 2010 at 5:00 p.m. (prevailing Eastern Time), by:  (a) proposed counsel for the Debtors, Neal, Gerber & Eisenberg, LLP, Two North LaSalle Street, Chicago, Illinois 60602, attn: Mark A. Berkoff and Nicholas M. Miller; (b) Counsel to the Ad Hoc Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982, attn: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq.; (c) counsel to the administrative agents for the Debtors’ prepetition secured lenders, Hogan & Hartson LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, attn: Edward C. Dolan; (d) counsel to indenture trustee for the Debtors’ 7% senior subordinated notes due 2013 Kelley Drye & Warren, 101 Park Avenue, New York, NY 10178, attn: Pamela Bruzzese-Szczygiel; (e) the Office of the United State Trustee for the Southern District of Georgia, 222 W. Oglethorpe Ave., Suite 302, Savannah, Georgia 31401, attn: Matthew E. Mills, Esq. and Joel Paschke, Esq.; and (f) those parties who have requested service of all papers in the chapter 11 cases.

UNLESS AN OBJECTION IS TIMELY SERVED AND FILED IN ACCORDANCE WITH THIS NOTICE, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

YOU ARE ADVISED TO CAREFULLY REVIEW AND CONSIDER THE PLAN AS YOUR RIGHTS MIGHT BE AFFECTED.

Dated: Augusta, Georgia January 19, 2010	BY ORDER OF THE COURT

Prepared By:

NEAL, GERBER & EISENBERG LLP

Mark A. Berkoff (Admitted Pro Hac Vice)
Deborah M. Gutfeld (Admitted Pro Hac Vice)
Nicholas M. Miller (Admitted Pro Hac Vice)

Two North LaSalle Street, Suite 1700
Chicago, IL 60602-3801
Telephone: (312) 269-8000
Facsimile: (312) 269-1747

-and-

James T. Wilson, Jr. (Ga. Bar No. 768600)

945 Broad Street, Suite 420
Augusta, GA 30901-1289
Telephone: (706) 722-4933
Facsimile: (706) 722-0472

PROPOSED ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION